                                                                    EXHIBIT 99.2

           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF THE COMPANY

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                       STATEMENTS OF CONSOLIDATED INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2000         2001         2002
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
REVENUES.................................................  $6,356,608   $5,044,419   $4,207,836
                                                           ----------   ----------   ----------
EXPENSES:
  Natural gas and purchased power........................   4,938,826    3,781,200    2,900,682
  Operation and maintenance..............................     758,824      657,515      666,502
  Depreciation and amortization..........................     214,259      207,203      167,456
  Taxes other than income taxes..........................     112,951      132,560      119,911
                                                           ----------   ----------   ----------
                                                            6,024,860    4,778,478    3,854,551
                                                           ----------   ----------   ----------
OPERATING INCOME.........................................     331,748      265,941      353,285
                                                           ----------   ----------   ----------
OTHER INCOME (EXPENSE):
  Interest expense.......................................    (142,861)    (154,965)    (153,688)
  Distribution on trust preferred securities.............         (29)         (28)         (25)
  Other, net.............................................       2,642       14,583        8,131
                                                           ----------   ----------   ----------
                                                             (140,248)    (140,410)    (145,582)
                                                           ----------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES....     191,500      125,531      207,703
  Income Tax Expense.....................................      93,272       58,287       87,643
                                                           ----------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS........................      98,228       67,244      120,060
  Loss from Discontinued Operations......................     (23,861)          --           --
                                                           ----------   ----------   ----------
NET INCOME...............................................  $   74,367   $   67,244   $  120,060
                                                           ==========   ==========   ==========

          See Notes to the Company's Consolidated Financial Statements

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2000       2001       2002
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
Net income..................................................  $74,367   $ 67,244   $120,060
                                                              -------   --------   --------
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments from discontinued
     operations, (net of tax of $1,340).....................   (2,490)        --         --
  Unrealized loss on available-for-sale securities (net of
     tax of $1,492).........................................   (2,264)        --         --
  Reclassification adjustment for impairment loss on
     available-for-sale securities realized in net income
     (net of tax of $9,276).................................   17,228         --         --
  Additional minimum non-qualified pension liability
     adjustment (net of tax of $6,068, $4,703 and $790).....   (9,747)     8,279      1,468
  Cumulative effect of adoption of SFAS No. 133 (net of tax
     of $20,511)............................................       --     38,092         --
  Net deferred gain (loss) from cash flow hedges (net of tax
     of $23,821 and $35,142)................................       --    (11,826)    46,062
  Reclassification of net deferred loss (gain) from cash
     flow hedges realized in net income (net of tax of
     $18,947 and $5,681)....................................       --    (61,449)       381
                                                              -------   --------   --------
Other comprehensive income (loss)...........................    2,727    (26,904)    47,911
                                                              -------   --------   --------
Comprehensive income........................................  $77,094   $ 40,340   $167,971
                                                              =======   ========   ========

          See Notes to the Company's Consolidated Financial Statements

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2002
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   16,425   $    9,237
  Accounts receivable, principally customers, net...........     398,229      384,772
  Accrued unbilled revenue..................................     269,475      284,112
  Accounts and notes receivable -- affiliated companies,
    net.....................................................      39,393           --
  Inventory.................................................     144,469      135,707
  Non-trading derivative assets.............................       6,996       27,275
  Prepaid expenses and other current assets.................      17,932       50,765
                                                              ----------   ----------
        Total current assets................................     892,919      891,868
                                                              ----------   ----------
PROPERTY, PLANT AND EQUIPMENT, NET..........................   3,147,077    3,235,672
                                                              ----------   ----------
OTHER ASSETS:
  Goodwill, net.............................................   1,740,510    1,740,510
  Other intangibles, net....................................      17,980       19,878
  Prepaid pension asset.....................................      94,022           --
  Non-trading derivative assets.............................       2,234        3,866
  Notes receivable -- affiliated companies, net.............       3,443       39,097
  Other.....................................................      94,221       55,571
                                                              ----------   ----------
        Total other assets..................................   1,952,410    1,858,922
                                                              ----------   ----------
        TOTAL ASSETS........................................  $5,992,406   $5,986,462
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.....................................  $  345,527   $  347,000
  Current portion of long-term debt.........................          --      517,616
  Accounts payable, principally trade.......................     267,649      465,694
  Accounts and notes payable -- affiliated companies, net...          --      101,231
  Taxes accrued.............................................      53,693           --
  Interest accrued..........................................      44,795       49,084
  Customer deposits.........................................      52,089       54,081
  Non-trading derivative liabilities........................      61,358        9,973
  Other.....................................................      92,898      102,510
                                                              ----------   ----------
        Total current liabilities...........................     918,009    1,647,189
                                                              ----------   ----------
OTHER LIABILITIES:
  Accumulated deferred income taxes, net....................     555,387      595,889
  Non-trading derivative liabilities........................      11,159          873
  Benefit obligations.......................................     177,559      132,434
  Other.....................................................     141,116      125,876
                                                              ----------   ----------
        Total other liabilities.............................     885,221      855,072
                                                              ----------   ----------
LONG-TERM DEBT..............................................   1,968,039    1,441,264
                                                              ----------   ----------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
CERC OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR
  SUBORDINATED DEBENTURES OF CERC...........................         555          508
                                                              ----------   ----------
STOCKHOLDER'S EQUITY........................................   2,220,582    2,042,429
                                                              ----------   ----------
        TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..........  $5,992,406   $5,986,462
                                                              ==========   ==========

          See Notes to the Company's Consolidated Financial Statements

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                              2000         2001        2002
                                                           -----------   ---------   ---------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................  $    74,367   $  67,244   $ 120,060
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.......................      214,259     207,203     167,456
     Deferred income taxes...............................       29,123      30,320      23,003
     Impairment of marketable equity securities..........       26,504          --          --
     Changes in other assets and liabilities:
       Accounts receivable and unbilled revenues, net....   (1,984,240)    677,383       3,276
       Accounts receivable/payable, affiliates...........       15,016      17,497      37,043
       Inventory.........................................      (16,539)    (22,048)      8,762
       Accounts payable..................................    1,789,841    (436,875)    198,045
       Fuel cost recovery................................       34,383       8,292      28,317
       Interest and taxes accrued........................       58,237      (7,114)    (53,860)
       Net non-trading derivative assets and
          liabilities....................................           --      20,559     (64,814)
       Margin deposits on energy trading activities......     (206,480)         --          --
       Federal tax refund................................       26,278          --          --
       Other current assets..............................      (96,403)    (29,573)    (32,832)
       Other current liabilities.........................        4,242      17,538       9,320
       Other assets......................................       50,691     (26,431)     91,988
       Other liabilities.................................      (41,396)    (20,792)    (11,441)
       Other, net........................................           --      (2,418)      3,876
                                                           -----------   ---------   ---------
          Net cash provided by (used in) operating
            activities...................................      (22,117)    500,785     528,199
                                                           -----------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...................................     (290,565)   (263,257)   (266,208)
  Other, net.............................................        9,042       1,122      22,127
                                                           -----------   ---------   ---------
          Net cash used in investing activities..........     (281,523)   (262,135)   (244,081)
                                                           -----------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt.............................     (221,500)   (155,569)     (6,653)
  Proceeds from long-term debt...........................      325,000     585,632          --
  Increase (decrease) in short-term borrowings, net......      100,416    (289,473)      1,473
  Increase (decrease) in notes with affiliates, net......       53,924    (216,758)     67,927
  Dividends..............................................           --    (400,000)   (350,000)
  Capital contribution from parent.......................           --     241,352          --
  Other, net.............................................      (11,751)     (9,985)     (4,053)
                                                           -----------   ---------   ---------
          Net cash provided by (used in) financing
            activities...................................      246,089    (244,801)   (291,306)
                                                           -----------   ---------   ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS................      (57,551)     (6,151)     (7,188)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR.......       80,127      22,576      16,425
                                                           -----------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF THE YEAR.............  $    22,576   $  16,425   $   9,237
                                                           ===========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Payments:
     Interest............................................  $   138,365   $ 148,303   $ 146,244
     Income taxes........................................       62,144     116,272     156,271

          See Notes to the Company's Consolidated Financial Statements

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                STATEMENTS OF CONSOLIDATED STOCKHOLDER'S EQUITY

                                                                                    ACCUMULATED
                                         COMMON STOCK                                  OTHER           TOTAL
                                        ---------------    PAID IN     RETAINED    COMPREHENSIVE   STOCKHOLDER'S
                                        SHARES   AMOUNT    CAPITAL     EARNINGS    INCOME (LOSS)      EQUITY
                                        ------   ------   ----------   ---------   -------------   -------------
                                                                     (IN THOUSANDS)
Balance at December 31, 1999..........  1,000    $   1    $2,463,831   $ 214,872     $(17,198)      $2,661,506
                                        -----    -----    ----------   ---------     --------       ----------
Net income............................     --       --            --      74,367           --           74,367
Other comprehensive income (loss), net
  of tax:
  Foreign currency translation
    adjustments from discontinued
    operations........................     --       --            --          --       (2,490)          (2,490)
  Unrealized loss on
    available-for-sale securities.....     --       --            --          --       (2,264)          (2,264)
  Reclassification adjustment for
    impairment loss on
    available-for-sale securities
    realized in net income............     --       --            --          --       17,228           17,228
  Additional minimum non-qualified
    pension liability adjustment......     --       --            --          --       (9,747)          (9,747)
Transfer of subsidiaries to Reliant
  Resources, Inc......................     --       --       (53,115)   (289,239)       4,724         (337,630)
                                        -----    -----    ----------   ---------     --------       ----------
Balance at December 31, 2000..........  1,000        1     2,410,716          --       (9,747)       2,400,970
                                        -----    -----    ----------   ---------     --------       ----------
Net income............................     --       --            --      67,244           --           67,244
Dividend to parent....................     --       --      (334,593)    (65,407)          --         (400,000)
Transfer of benefits to parent........     --       --       (62,080)         --           --          (62,080)
Contributions from parent.............     --       --       241,352          --           --          241,352
Other comprehensive income (loss), net
  of tax:
  Cumulative effect of adoption of
    SFAS No 133.......................     --       --            --          --       38,092           38,092
  Net deferred loss from cash flow
    hedges............................     --       --            --          --      (11,826)         (11,826)
  Reclassification of net deferred
    gain from cash flow hedges
    realized in net income............     --       --            --          --      (61,449)         (61,449)
  Additional minimum non-qualified
    pension liability adjustment......     --       --            --          --        8,279            8,279
                                        -----    -----    ----------   ---------     --------       ----------
Balance at December 31, 2001..........  1,000        1     2,255,395       1,837      (36,651)       2,220,582
                                        -----    -----    ----------   ---------     --------       ----------
Net income............................     --       --            --     120,060           --          120,060
Dividend to parent....................     --       --      (272,907)    (77,093)          --         (350,000)
Contributions from parent.............     --       --         3,876          --           --            3,876
Other comprehensive income, net of
  tax:
  Net deferred gain from cash flow
    hedges............................     --       --            --          --       46,062           46,062
  Reclassification of net deferred
    loss from cash flow hedges
    realized in net income............     --       --            --          --          381              381
  Additional minimum non-qualified
    pension liability adjustment......     --       --            --          --        1,468            1,468
                                        -----    -----    ----------   ---------     --------       ----------
Balance at December 31, 2002..........  1,000    $   1    $1,986,364   $  44,804     $ 11,260       $2,042,429
                                        =====    =====    ==========   =========     ========       ==========

          See Notes to the Company's Consolidated Financial Statements

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BACKGROUND AND BASIS OF PRESENTATION

     CenterPoint Energy Resources Corp. (CERC Corp.) formerly named Reliant Energy Resources Corp. (RERC Corp.), together with its subsidiaries (collectively, CERC), distributes natural gas, transports natural gas through its interstate pipelines and provides natural gas gathering and pipeline services. Prior to 2001, CERC provided energy services including wholesale energy trading, marketing, power origination and risk management services in North America and Western Europe. CERC Corp. is a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy).

     CERC's natural gas distribution operations (Natural Gas Distribution) are conducted by three unincorporated divisions CenterPoint Energy Entex (Entex), CenterPoint Energy Minnegasco (Minnegasco) and CenterPoint Energy Arkla (Arkla) and other non-rate regulated retail gas marketing operations. CERC's pipelines and gathering operations (Pipelines and Gathering) are primarily conducted by two wholly owned pipeline subsidiaries, CenterPoint Energy Gas Transmission Company (CEGT) and CenterPoint Energy-Mississippi River Transmission Corporation
(MRT), and a wholly owned gas gathering subsidiary, CenterPoint Energy Field Services, Inc. (CEFS). CERC's principal operations are located in Arkansas, Louisiana, Minnesota, Mississippi, Missouri, Oklahoma and Texas.

     Wholesale energy trading, marketing, power origination and risk management activities in North America were conducted primarily by Reliant Energy Services, Inc. (Reliant Energy Services), a wholly owned subsidiary of CERC prior to January 1, 2001. European energy trading and marketing activities were conducted by Reliant Energy Europe Trading & Marketing, Inc. (RE Europe Trading), an indirect wholly owned subsidiary of CERC Corp. prior to January 1, 2001. See
Note 2 regarding the Restructuring.

  CERTAIN RECLASSIFICATIONS

     The consolidated financial statements presented herein have been revised to give effect to the retroactive effect of the adoption of Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF 02-03), within CERC's historical consolidated financial statements as reported in its Annual report on Form 10-K for the year ended December 31, 2002.

     The reclassification discussed above did not affect net income for any of the three years ended December 31, 2002.

     Revenues related to wholesale energy and energy related sales as presented in Notes 13 and 14 have also been reclassified for the adoption of EITF 02-03.

2.  THE RESTRUCTURING

     Reliant Energy, Incorporated (Reliant Energy) completed the separation of the generation, transmission and distribution, and retail sales functions of Reliant Energy's Texas electric operations pursuant to the following steps, which occurred on August 31, 2002 (the Restructuring):

     - CenterPoint Energy became the holding company for the Reliant Energy group of companies;

     - Reliant Energy and its subsidiaries, including CERC, became subsidiaries of CenterPoint Energy; and

     - each share of Reliant Energy common stock was converted into one share of CenterPoint Energy common stock.

     After the Restructuring, CenterPoint Energy distributed to its shareholders the shares of common stock of Reliant Resources, Inc. (Reliant Resources) that it owned (the Distribution) in a tax-free transaction.

     Contemporaneous with the Restructuring, CenterPoint Energy registered and became subject, with its subsidiaries, to regulation as a registered holding company system under the Public Utility Holding Company Act of 1935 (1935 Act). The 1935 Act directs the Securities and Exchange Commission (SEC) to regulate,

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

among other things, transactions among affiliates, sales or acquisitions of assets, issuances of securities, distributions and permitted lines of business. Prior to the Restructuring, CenterPoint Energy and Reliant Energy obtained an order from the SEC that authorized the Restructuring transactions, including the Distribution, and granted CenterPoint Energy certain authority with respect to system financing, dividends and other matters. The financing authority granted by that order will expire on June 30, 2003, and CenterPoint Energy must obtain a further order from the SEC under the 1935 Act, related, among other things, to the financing activities of CenterPoint Energy and its subsidiaries subsequent to June 30, 2003.

     In connection with CenterPoint Energy's registration as a public utility holding company under the 1935 Act, the SEC has limited the aggregate amount of CERC's external borrowings to $2.7 billion. CERC's ability to pay dividends is restricted by the SEC's requirement that common equity as a percentage of total capitalization must be at least 30% after the payment of any dividend. In addition, the order restricts CERC's ability to pay dividends out of capital accounts to the extent current or retained earnings are insufficient for those dividends. Under these restrictions, CERC is permitted to pay dividends in excess of the respective current or retained earnings in an amount up to $100 million.

     In 2002, CERC obtained authority from each state in which such authority was required to restructure in a manner that would allow CenterPoint Energy to claim an exemption from registration under the 1935 Act. CenterPoint Energy has concluded that a restructuring would not be beneficial and has elected to remain a registered holding company under the 1935 Act.

     On December 31, 2000, CERC Corp. transferred all of the outstanding capital stock (collectively, the Stock Transfer) of Reliant Energy Services International, Inc. (RESI), Arkla Finance Corporation (Arkla Finance) and RE Europe Trading, all wholly owned subsidiaries of CERC Corp., to Reliant Resources. Both CERC Corp. and Reliant Resources were wholly owned subsidiaries of Reliant Energy at that time. As a result of the Stock Transfer, RESI, Arkla Finance and RE Europe Trading each became a wholly owned subsidiary of Reliant Resources.

     Also, on December 31, 2000, a wholly owned subsidiary of Reliant Resources merged with and into Reliant Energy Services, a wholly owned subsidiary of CERC Corp., with Reliant Energy Services as the surviving corporation (Merger). As a result of the Merger, Reliant Energy Services became a wholly owned subsidiary of Reliant Resources. As consideration for the Merger, Reliant Resources paid $94 million to CERC Corp.

     Prior to January 1, 2001, Reliant Energy Services, RESI and RE Europe Trading conducted the trading, marketing, power origination and risk management business and operations of CERC Corp. Arkla Finance is a company that holds an investment in marketable equity securities. The Stock Transfer and the Merger were part of the Restructuring.

     CERC accounted for the Stock Transfer and the Merger as the sale of a business operation. Accordingly, the CERC consolidated financial statements include the financial position and results of operations for the subsidiaries included in these transactions for all periods prior to December 31, 2000.

     CERC is reporting the results of RE Europe Trading as discontinued operations for all periods presented in CERC's consolidated financial statements in accordance with Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB Opinion No. 30).

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) RECLASSIFICATIONS AND USE OF ESTIMATES

     Some amounts from the previous years have been reclassified to conform to the 2002 presentation of financial statements. These reclassifications do not affect net income.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) PRINCIPLES OF CONSOLIDATION

     The accounts of CERC Corp. and its wholly owned and majority owned subsidiaries are included in CERC's consolidated financial statements. All significant intercompany transactions and balances are eliminated. Other investments, excluding marketable securities, are carried at cost.

  (c) REVENUES

     CERC records natural gas sales and services under the accrual method and these revenues are generally recognized upon delivery. Natural gas sales and services not billed by month-end are accrued based upon estimated purchased gas volumes, estimated lost and unaccounted for gas and tariffed rates in effect. Pipelines and Gathering records revenues as transportation services are provided. In 2000, Reliant Energy Services' energy trading and marketing operations were accounted for under mark-to-market accounting, as discussed in
Note 5.

  (d) LONG-LIVED ASSETS AND INTANGIBLES

     CERC records property, plant and equipment at historical cost. CERC expenses all repair and maintenance costs as incurred. The cost of utility plant and equipment retirements is charged to accumulated depreciation. Property, plant and equipment includes the following:

                                                                           DECEMBER 31,
                                                       ESTIMATED USEFUL   ---------------
                                                        LIVES (YEARS)      2001     2002
                                                       ----------------   ------   ------
                                                                           (IN MILLIONS)
Natural gas distribution.............................        5-50         $1,980   $2,151
Pipelines and gathering..............................        5-75          1,633    1,686
Other property.......................................        3-20             56       49
                                                                          ------   ------
  Total..............................................                      3,669    3,886
Accumulated depreciation.............................                       (522)    (650)
                                                                          ------   ------
  Property, plant and equipment, net.................                     $3,147   $3,236
                                                                          ======   ======

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), which provides for a nonamortization approach, whereby goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles with indefinite lives is more than its fair value. On January 1, 2002, CERC adopted the provisions of the statement which apply to goodwill and intangible assets acquired prior to June 30, 2001.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     With the adoption of SFAS No. 142, CERC ceased amortization of goodwill as of January 1, 2002. A reconciliation of previously reported net income to the amounts adjusted for the exclusion of goodwill amortization follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     2001     2002
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Reported net income.........................................   $ 74     $ 67     $120
Add: Goodwill amortization, net of tax......................     50       49       --
                                                               ----     ----     ----
Adjusted net income.........................................   $124     $116     $120
                                                               ====     ====     ====

     The components of CERC's other intangible assets consist of the following:

                                                DECEMBER 31, 2001         DECEMBER 31, 2002
                                             -----------------------   -----------------------
                                             CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                                              AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                                             --------   ------------   --------   ------------
                                                               (IN MILLIONS)
Land Use Rights............................    $ 7          $(2)         $ 7          $(2)
Other......................................     15           (2)          18           (3)
                                               ---          ---          ---          ---
Total......................................    $22          $(4)         $25          $(5)
                                               ===          ===          ===          ===

     CERC recognizes specifically identifiable intangibles when specific rights and contracts are acquired. CERC amortizes other acquired intangibles on a straight-line basis over the lesser of their contractual or estimated useful lives. CERC has no intangible assets with indefinite lives recorded as of December 31, 2002. CERC amortizes other acquired intangibles on a straight-line basis over the lesser of their contractual or estimated useful lives that range from 47 to 75 years for land rights and 4 to 25 years for other intangibles.

     Amortization expense for other intangibles for the years ended December 2000, 2001, and 2002 was $0.6 million, $0.8 million and $1.1 million, respectively. Estimated amortization expense is approximately $1 million per year for the five succeeding fiscal years.

     Goodwill by reportable business segment is as follows (in millions):

                                                               DECEMBER 31,
                                                               2001 AND 2002
                                                               -------------
Natural Gas Distribution....................................      $1,085
Pipelines and Gathering.....................................         601
Other Operations............................................          55
                                                                  ------
  Total.....................................................      $1,741
                                                                  ======

     CERC completed its review of goodwill impairment during the second quarter of 2002 for its reporting units pursuant to SFAS No. 142. No impairment was indicated as a result of this assessment.

  (e) REGULATORY MATTERS

     CERC applies the accounting policies established in SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71) to the accounts of the utility operations of Natural Gas Distribution and MRT. As of December 31, 2001 and 2002, CERC had recorded $6 million and $12 million, respectively, of net regulatory assets.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     If, as a result of changes in regulation or competition, CERC's ability to recover these assets and liabilities would not be probable, CERC would be required to write off or write down these regulatory assets and liabilities. In addition, CERC would be required to determine any impairment of the carrying costs of plant and inventory assets.

  Arkansas Rate Case

     In November 2001, Arkla filed a rate request in Arkansas seeking rates to yield approximately $47 million in additional annual gross revenue. In August 2002, a settlement was approved by the Arkansas Public Service Commission (APSC) that is expected to result in an increase in base rates of approximately $32 million annually. In addition, the APSC approved a gas main replacement surcharge that is expected to provide $2 million of additional gross revenue in 2003 and additional amounts in subsequent years. The new rates included in the final settlement were effective with all bills rendered on and after September 21, 2002.

  Oklahoma Rate Case

     In May 2002, Arkla filed a request in Oklahoma to increase its base rates by $13.7 million annually. In December 2002, a settlement was approved by the Oklahoma Corporation Commission that is expected to result in an increase in base rates of approximately $7.3 million annually. The new rates included in the final settlement were effective with all bills rendered on and after December 29, 2002.

  (f) DEPRECIATION AND AMORTIZATION EXPENSE

     Depreciation is computed using the straight-line method based on economic lives or a regulatory mandated recovery period. Other amortization expense includes amortization of regulatory assets and other intangibles.

     The following table presents depreciation, goodwill amortization and other amortization expense for 2000, 2001 and 2002:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     2001     2002
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Depreciation expense........................................   $153     $146     $153
Goodwill amortization expense...............................     50       49       --
Other amortization expense..................................     11       12       14
                                                               ----     ----     ----
  Total depreciation and amortization.......................   $214     $207     $167
                                                               ====     ====     ====

  (g) CAPITALIZATION OF INTEREST

     Interest and allowance for funds used during construction (AFUDC) related to debt for subsidiaries that apply SFAS No. 71 are capitalized as a component of projects under construction and will be amortized over the assets' estimated useful lives. During 2000, 2001 and 2002, CERC capitalized interest and AFUDC related to debt of $2.0 million, $0.2 million and $1.2 million, respectively.

  (h) INCOME TAXES

     CERC is included in the consolidated income tax returns of CenterPoint Energy. CERC calculates its income tax provision on a separate return basis under a tax sharing agreement with CenterPoint Energy. CERC uses the liability method of accounting for deferred income taxes and measures deferred income taxes for all significant income tax temporary differences. Investment tax credits were deferred and are being

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amortized over the estimated lives of the related property. Current federal and certain state income taxes are payable to or receivable from CenterPoint Energy. For additional information regarding income taxes, see Note 9.

  (i) ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Accounts receivable, principally customers, net, are net of an allowance for doubtful accounts of $33 million and $20 million at December 31, 2001 and 2002, respectively. The provisions for doubtful accounts in CERC's Statements of Consolidated Income for 2000, 2001 and 2002 were $33 million, $46 million and $15 million, respectively.

     In the first quarter of 2002, CERC reduced its trade receivables facility from $350 million to $150 million. During 2001 and 2002, CERC sold its customer accounts receivable and utilized $346 million of its $350 million receivables facility at December 31, 2001 and $107 million of its $150 million receivables facility at December 31, 2002. The amount of receivables sold will fluctuate based on the amount of receivables created by CERC Corp.

     In connection with CERC's November 2002 amendment and extension of its receivables facility, CERC Corp. formed a bankruptcy remote subsidiary for the sole purpose of buying and selling receivables created by CERC. This transaction is accounted for as a sale of receivables under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and, as a result, the related receivables are excluded from the Consolidated Balance Sheets.

  (j) INVENTORY

     Inventory consists principally of materials and supplies and natural gas and is valued at the lower of average cost or market. Inventory includes the following components:

                                                              DECEMBER 31,
                                                              -------------
                                                              2001    2002
                                                              -----   -----
                                                              (IN MILLIONS)
Materials and supplies......................................  $ 33    $ 32
Natural gas.................................................   111     104
                                                              ----    ----
  Total inventory...........................................  $144    $136
                                                              ====    ====

  (k) INVESTMENT IN OTHER DEBT AND EQUITY SECURITIES

     In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), CERC reports "available-for-sale" securities at estimated fair value in CERC's Consolidated Balance Sheets and any unrealized gain or loss, net of tax, as a separate component of stockholder's equity and accumulated other comprehensive income.

     During 2000, pursuant to SFAS No. 115, CERC incurred a pre-tax impairment loss on marketable equity securities classified as "available-for-sale" equal to $27 million of cumulative unrealized losses which was recorded in other income (expense) in CERC's Statements of Consolidated Income. On December 31, 2000, CERC transferred all of the outstanding capital stock of Arkla Finance, which holds this investment, to Reliant Resources as described in Note 2. As of December 31, 2001 and 2002, CERC held no "available-for-sale" securities.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (l) ENVIRONMENTAL COSTS

     CERC expenses or capitalizes environmental expenditures, as appropriate, depending on their future economic benefit. CERC expenses amounts that relate to an existing condition caused by past operations and that do not have future economic benefit. CERC records undiscounted liabilities related to these future costs when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated. Subject to SFAS No. 71, a corresponding regulatory asset is recorded in anticipation of recovery through the rate making process by subsidiaries that apply SFAS No. 71.

  (m) STATEMENTS OF CONSOLIDATED CASH FLOWS

     For purposes of reporting cash flows, CERC considers cash equivalents to be short-term, highly liquid investments with maturities of three months or less from the date of purchase.

  (n) CHANGES IN ACCOUNTING PRINCIPLES AND NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" (SFAS No. 141). SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being transferred to goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. CERC adopted the provisions of the statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. The adoption of SFAS No. 141 did not have any impact on CERC's historical results of operations or financial position.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the fair value of an asset retirement obligation to be recognized as a liability is incurred and capitalized as part of the cost of the related tangible long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of change in accounting principle in the income statement in the period of adoption. CERC adopted SFAS No. 143 on January 1, 2003.

     CERC has completed an assessment of the applicability and implications of SFAS No. 143 and has identified no asset retirement obligations. CERC's rate-regulated businesses have previously recognized removal costs as a component of depreciation expense in accordance with regulatory treatment. As of December 31, 2002, these previously recognized removal costs of $378 million do not represent SFAS No. 143 asset retirement obligations, but rather embedded regulatory liabilities.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121 and APB Opinion No. 30, while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CERC to measure impairment losses on long-lived assets but may result in more future dispositions being reported as discontinued operations than would previously have been permitted. CERC adopted SFAS No. 144 on January 1, 2002.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for as a sale-leaseback transaction. The changes related to debt extinguishment are effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. CERC has applied this guidance prospectively.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). SFAS No. 146 nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF No. 94-3). The principal difference between SFAS No. 146 and EITF No. 94-3 relates to the requirements for recognition of a liability for costs associated with an exit or disposal activity. SFAS No. 146 requires that a liability be recognized for a cost associated with an exit or disposal activity when it is incurred. A liability is incurred when a transaction or event occurs that leaves an entity little or no discretion to avoid the future transfer or use of assets to settle the liability. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. In addition, SFAS No. 146 also requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair value when it is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 with early application encouraged. CERC will apply the provisions of SFAS No. 146 to all exit or disposal activities initiated after December 31, 2002.

     In June 2002, the Emerging Issues Task Force ("EITF") reached a consensus that all mark-to-market gains and losses on energy trading contracts should be shown net in the statement of consolidated income whether or not settled physically. In October 2002, the EITF issued a consensus that superceded the June 2002 consensus. The October 2002 consensus required, among other things, that energy derivatives held for trading purposes be shown net in the statement of consolidated income. This new consensus, EITF 02-3 "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," is effective for fiscal periods beginning after December 15, 2002.

     CERC's former subsidiaries, RESI, RE Europe Trading and Reliant Energy Services entered into energy derivatives held for trading purposes. On December 31, 2000, these subsidiaries were either sold or transferred to Reliant Resources, an unconsolidated related party (see Note 2). For the year ended December 31, 2000, RESI, RE Europe Trading, and Reliant Energy Services previously reported combined revenues and natural gas and purchased power expenses of $17.6 billion and $17.4 billion, respectively. CERC has reclassified revenues and natural gas and purchased power expenses included in the Statements of Consolidated Income for the year ended December 31, 2000 to reflect a net presentation of these trading activities, which resulted in a decrease in reported combined revenues and natural gas and purchased power expenses of $15.2 billion and $15.2 billion, respectively. Such reclassification did not affect previously reported operating income or net income.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

certain guarantees. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to materially affect CERC's consolidated financial statements. CERC has adopted the additional disclosure provisions of FIN 45 in its consolidated financial statements as of December 31, 2002.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. CERC does not expect the adoption of FIN 46 to have a material impact on its results of operations and financial condition.

     See Note 5 for a discussion of CERC's adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), on January 1, 2001 and adoption of subsequent cleared guidance. See Note 3(d) for a discussion of CERC's adoption of SFAS No. 142 on January 1, 2002.

4.  RELATED PARTY TRANSACTIONS

     From time to time, CERC has advanced money to, or borrowed money from, CenterPoint Energy or its subsidiaries. As of December 31, 2001, CERC had net short-term receivables, included in accounts and notes receivable-affiliated companies, of $132 million, partially offset by net accounts payable of $93 million. As of December 31, 2002, CERC had net short-term borrowings, included in accounts and notes payable-affiliated companies, of $74 million and net accounts payable of $27 million. As of December 31, 2001, CERC had net long-term receivables, included in notes receivable-affiliated companies, totaling $3 million. As of December 31, 2002, CERC had net long-term receivables, included in notes receivable-affiliated companies, of $39 million.

     In February 2001, CERC Corp. paid a dividend to CenterPoint Energy from the proceeds of a debt offering as discussed in Note 6(b). In May 2001, CenterPoint Energy made a $236 million capital contribution to CERC Corp., and CERC Corp. subsequently invested the $236 million with an affiliate. In August 2002, CERC paid a dividend of $350 million to CenterPoint Energy in the form of an intercompany note payable. In October 2002, CERC paid the intercompany note payable. Substantially all of the funds for repayment were obtained from borrowings under CERC Corp.'s revolving credit facility. For the years ended December 31, 2000 and 2001, CERC had net interest income related to affiliate borrowings of $3 million and $5 million, respectively. For the year ended December 31, 2002, CERC had net interest expense related to affiliate borrowings of $2 million.

     In 2000, Reliant Energy Services supplied natural gas to, purchased electricity for resale from, and provided marketing and risk management services to, unregulated power plants in deregulated markets acquired or operated by Reliant Energy Power Generation, Inc., an indirect wholly owned subsidiary of Reliant Energy, or its subsidiaries. In 2001 and 2002, CERC supplied natural gas to Reliant Energy Services, a subsidiary of Reliant Resources. During 2000, 2001 and 2002, the sales and services by CERC to Reliant Resources and its subsidiaries totaled $816 million, $181 million and $42 million, respectively. During 2002, the sales and services by CERC to CenterPoint Energy and its affiliates totaled $28 million. Purchases of natural gas by CERC from Reliant Resources and its subsidiaries were $391 million, $639 million and $204 million in 2000, 2001 and 2002, respectively.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     CenterPoint Energy provides some corporate services to CERC. The costs of services have been directly charged to CERC using methods that management believes to be reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had CERC not been an affiliate. Amounts charged to CERC for these services were $71 million, $72 million and $107 million for 2000, 2001 and 2002, respectively, and are included primarily in operation and maintenance expenses.

     The 1935 Act generally prohibits borrowings by CenterPoint Energy from its subsidiaries, including CERC.

5.  DERIVATIVE INSTRUMENTS

     Effective January 1, 2001, CERC adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of other comprehensive income, depending on the intended use of the derivative instrument as hedging (a) the exposure to changes in the fair value of an asset or liability (Fair Value Hedge), (b) the exposure to variability in expected future cash flows (Cash Flow Hedge), or (c) the foreign currency exposure of a net investment in a foreign operation. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs.

     Adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative after-tax increase in accumulated other comprehensive income of $38 million. The adoption also increased current assets, long-term assets, current liabilities and long-term liabilities by approximately $88 million, $5 million, $53 million and $2 million, respectively, in CERC's Consolidated Balance Sheet.

     CERC is exposed to various market risks. These risks arise from transactions entered into in the normal course of business. CERC utilizes derivative financial instruments such as physical forward contracts, swaps and options (Energy Derivatives) to mitigate the impact of changes and cash flows of its natural gas businesses on its operating results and cash flows.

  (a) Non-Trading Activities

     Cash Flow Hedges. To reduce the risk from market fluctuations associated with purchased gas costs, CERC enters into energy derivatives in order to hedge certain expected purchases and sales of natural gas. CERC applies hedge accounting for its non-trading energy derivatives utilized in non-trading activities only if there is a high correlation between price movements in the derivative and the item designated as being hedged. CERC analyzes its physical transaction portfolio to determine its net exposure by delivery location and delivery period. Because CERC's physical transactions with similar delivery locations and periods are highly correlated and share similar risk exposures, CERC facilitates hedging for customers by aggregating physical transactions and subsequently entering into non-trading energy derivatives to mitigate exposures created by the physical positions.

     During 2002, no hedge ineffectiveness was recognized in earnings from derivatives that are designated and qualify as Cash Flow Hedges. No component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, CERC realizes in net income the deferred gains and losses recognized in accumulated other comprehensive income. During the year ended December 31, 2002, there was a $0.9 million deferred loss recognized in earnings as a result of the discontinuance of cash flow hedges because it was no longer probable that the forecasted

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

transaction would occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income is reclassified and included in CERC's Statements of Consolidated Income under the caption "Natural Gas and Purchased Power." Cash flows resulting from these transactions in non-trading energy derivatives are included in the Statements of Consolidated Cash Flows in the same category as the item being hedged. As of December 31, 2002, CERC expects $17 million in accumulated other comprehensive income to be reclassified into net income during the next twelve months.

     The maximum length of time CERC is hedging its exposure to the variability in future cash flows for forecasted transactions on existing financial instruments is primarily two years with a limited amount of exposure up to three years. CERC's policy is not to exceed five years in hedging its exposure.

  (b) CREDIT RISKS

     In addition to the risk associated with price movements, credit risk is also inherent in CERC's non-trading derivative activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. The following table shows the composition of the non-trading derivative assets of CERC as of December 31, 2001 and 2002:

                                                DECEMBER 31, 2001      DECEMBER 31, 2002
                                               -------------------   ----------------------
                                               INVESTMENT            INVESTMENT
NON-TRADING DERIVATIVE ASSETS                  GRADE(1)(2)   TOTAL   GRADE(1)(2)   TOTAL(3)
-----------------------------                  -----------   -----   -----------   --------
                                                                (IN MILLIONS)
Energy marketers.............................     $   9      $  9        $ 7         $22
Financial institutions.......................        --        --          9           9
                                                  -----      -----       ---         ---
  Total......................................     $   9      $  9        $16         $31
                                                  =====      =====       ===         ===

---------------

(1) "Investment Grade" is primarily determined using publicly available credit ratings along with the consideration of credit support (such as parent company guarantees) and collateral, which encompasses cash and standby letters of credit.

(2) For unrated counterparties, the Company performs financial statement analysis, considering contractual rights and restrictions and collateral, to create a synthetic credit rating.

(3) The $22 million non-trading derivative asset includes a $15 million asset due to trades with Reliant Energy Services, an affiliate until the date of the Distribution. As of December 31, 2002, Reliant Energy Services did not have an Investment Grade rating.

  (c) GENERAL POLICY

     CenterPoint Energy has established a Risk Oversight Committee comprised of corporate and business segment officers that oversees all commodity price and credit risk activities, including CenterPoint Energy's trading, marketing, risk management services and hedging activities. The committee's duties are to establish CenterPoint Energy's commodity risk policies, allocate risk capital within limits established by CenterPoint Energy's board of directors, approve trading of new products and commodities, monitor risk positions and ensure compliance with CenterPoint Energy's risk management policies and procedures and trading limits established by CenterPoint Energy's board of directors.

     CenterPoint Energy's policies prohibit the use of leveraged financial instruments. A leveraged financial instrument, for this purpose, is a transaction involving a derivative whose financial impact will be based on an amount other than the notional amount or volume of the instrument.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                               DECEMBER 31, 2001        DECEMBER 31, 2002
                                             ----------------------   ----------------------
                                             LONG-TERM   CURRENT(1)   LONG-TERM   CURRENT(1)
                                             ---------   ----------   ---------   ----------
                                                              (IN MILLIONS)
Short-term borrowings:
  Receivables facility(2)..................                 $346                     $ --
  Bank loans...............................                   --                      347
                                                            ----                     ----
     Total short-term borrowings...........                  346                      347
                                                            ----                     ----
Long-term debt(3):
  Convertible debentures 6.0% due 2012.....   $   82          --       $   76          --
  Debentures 6.38% to 8.90% due 2003 to
     2011..................................    1,833          --        1,331         500
  Other....................................       41          --           36           5
Unamortized discount and premium...........       12          --           (2)         13
                                              ------        ----       ------        ----
     Total long-term debt..................    1,968          --        1,441         518
                                              ------        ----       ------        ----
     Total borrowings......................   $1,968        $346       $1,441        $865
                                              ======        ====       ======        ====

---------------

(1) Includes amounts due within one year of the date.

(2) In the first quarter of 2002, CERC reduced its trade receivables facility from $350 million to $150 million. Advances under the receivables facility aggregating $196 million were repaid in January 2002 with proceeds from the issuance of commercial paper and from the liquidation of short-term investments. For further discussion of the receivables facility, see Note 3(i).

(3) Included in long-term debt is additional unamortized premium related to fair value adjustments of long-term debt of $9 million and $7 million at December 31, 2001 and 2002, respectively. These fair value adjustments resulted from Reliant Energy's acquisition of RERC and are being amortized over the remaining term of the related long-term debt.

  (a) SHORT-TERM BORROWINGS

     Credit Facilities. At December 31, 2002, CERC Corp. had fully utilized its $350 million bank facility through borrowings and $2.5 million of letters of credit. CERC terminated its commercial paper program in 2002.

     As of December 31, 2002, there was $347 million borrowed under CERC's $350 million revolving credit facility. On February 28, 2003, CERC executed a commitment letter with a major bank for a $350 million, 180-day bridge facility, which is subject to the satisfaction of various closing conditions. This facility will be available for repaying borrowings under CERC's existing $350 million revolving credit facility that expires on March 31, 2003 in the event sufficient proceeds are not raised in the capital markets to repay such borrowings on or before March 31, 2003. Final terms for the bridge facility have not been established, but it is anticipated that the rates for borrowings under the facility will be LIBOR plus 450 basis points. CERC paid a commitment fee of 25 basis points on the committed amount and will be required to pay a facility fee of 75 basis points on the amount funded and an additional 100 basis points on the amount funded and outstanding for more than two months. In connection with this facility, CERC expects to provide the lender with collateral in the form of a security interest in the stock it owns in its interstate natural gas pipeline subsidiaries.

     Money Pool Borrowings. On December 31, 2002, CERC Corp. had borrowed $74 million from its affiliates. CERC Corp. participates in a "money pool" through which it and certain of its affiliates can borrow

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

or invest on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. The money pool's net funding requirements are generally met with short-term borrowings of CenterPoint Energy. The terms of the money pool are in accordance with requirements applicable to registered public utility holding companies under the 1935 Act.

     The weighted average interest rate on external short-term borrowings as of December 31, 2001 and 2002 was 2.0% and 1.7%, respectively.

  (b) LONG-TERM DEBT

     Consolidated maturities of long-term debt and sinking fund requirements for CERC are $518 million in 2003 (of which $500 million may be remarketed by an option holder to a maturity of 2013), $1 million in 2004, $368 million in 2005, $152 million in 2006 and $7 million in 2007. The 2003 and 2004 amounts are net of accumulated sinking fund payments that can be satisfied with bonds that had been acquired and retired as of December 31, 2002.

     At December 31, 2001 and 2002, CERC Corp. had issued and outstanding $86 million and $79 million, respectively, aggregate principal amount ($82 million and $76 million, respectively, carrying amount) of its 6% Convertible Subordinated Debentures due 2012 (Subordinated Debentures). The holders of the Subordinated Debentures receive interest quarterly and, prior to the Restructuring, had the right at any time on or before the maturity date thereof to convert each $50 Subordinated Debenture into 0.65 shares of Reliant Energy common stock and $14.24 in cash. After the Restructuring, but prior to the Distribution, each $50 Subordinated Debenture was convertible into 0.65 shares of CenterPoint Energy common stock and $14.24 in cash. The Distribution and the Texas Genco stock distribution changed the conversion rights for each Subordinated Debenture as follows:

                                                                           SHARES OF
                                                                       CENTERPOINT ENERGY
DATE                                EVENT                      CASH       COMMON STOCK
----               ----------------------------------------   ------   ------------------
October 1, 2002    Distribution of Reliant Resources common   $14.24          1.02
                     stock
December 21, 2002  Distribution of Texas Genco common stock   $14.24          1.11

     During 2002, CERC Corp. purchased $6.6 million aggregate principal amount of its Subordinated Debentures in anticipation of sinking fund requirements.

     CERC Corp.'s $500 million aggregate principal amount of 6 3/8% Term Enhanced ReMarketable Securities (TERM Notes) provide an investment bank with a call option that gives it the right to have the TERM Notes tendered to it by the holders on November 1, 2003 and then remarketed if it chooses to exercise the option. The TERM Notes are unsecured obligations of CERC Corp. that bear interest at an annual rate of 6 3/8% through November 1, 2003. On November 1, 2003, the holders of the TERM Notes are required to tender their notes at 100% of their principal amount. The portion of the proceeds attributable to the call option premium will be amortized over the stated term of the securities. If the option is not exercised by the investment bank, CERC Corp. will repurchase the TERM Notes at 100% of their principal amount on November 1, 2003. If the option is exercised, the TERM Notes will be remarketed on a date, selected by CERC Corp., within the 52-week period beginning November 1, 2003. CERC Corp. may elect into this 52-week remarketing window only if its senior unsecured debt securities are rated at least Baa3 by Moody's Investors Service, Inc. and BBB-by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies (unless the investment banker waives that requirement). During this period and prior to remarketing, the TERM Notes will bear interest at rates, adjusted weekly, based on an index selected by CERC Corp. CERC Corp. may elect to redeem the TERM Notes in whole, but not in part, from the

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

investment bank prior to remarketing. If the TERM Notes are remarketed, the final maturity date of the TERM Notes will be November 1, 2013, subject to adjustment, and the effective interest rate on the remarketed TERM Notes will be 5.66% plus CERC Corp.'s applicable credit spread at the time of such remarketing.

     In February 2001, CERC Corp. issued $550 million of unsecured notes that bear interest at 7.75% per year and mature in February 2011. Net proceeds to CERC Corp. were $545 million. CERC Corp. used the net proceeds from the sale of the notes to pay a $400 million dividend to CenterPoint Energy and for general corporate purposes. CenterPoint Energy used the $400 million proceeds from the dividend for general corporate purposes, including the repayment of short-term borrowings.

     A subsidiary of CERC Corp. had an agreement (ANR Agreement) with ANR Pipeline Company (ANR) that contemplated that this subsidiary would transfer to ANR an interest in some of CERC Corp.'s pipeline and related assets. In 2001, this subsidiary was transferred to Reliant Resources as a result of CenterPoint Energy's planned divestiture of certain unregulated business operations. However, CERC retained the pipelines covered by the ANR Agreement. Therefore, the subsequent divestiture of Reliant Resources by CenterPoint Energy on September 30, 2002, resulted in a conversion of CERC's obligation to ANR into an obligation to Reliant Resources. As of December 31, 2001, CERC had recorded $41 million in long-term debt and as of December 31, 2002, CERC had recorded $5 million and $36 million in current portion of long-term debt and long-term debt, respectively, in CERC's Consolidated Balance Sheets to reflect this obligation for the use of 130 million cubic feet (Mmcf)/day of capacity in some of CERC's transportation facilities. The volume of transportation will decline to 100 Mmcf/day in the year 2003 with a refund by CERC of $5 million to Reliant Resources. The ANR Agreement will terminate in 2005 with a refund of $36 million to Reliant Resources.

  (c) RESTRICTIONS ON DEBT

     CERC Corp.'s credit facilities contain various business and financial covenants requiring CERC Corp. to, among other things, maintain leverage (as defined in the credit facilities), below specified ratios. These covenants are not anticipated to materially restrict CERC Corp. from borrowing funds or obtaining letters of credit under these facilities. As of December 31, 2002, CERC Corp. was in compliance with these debt covenants.

7.  TRUST PREFERRED SECURITIES

     In June 1996, a Delaware statutory business trust created by CERC Corp. (CERC Trust) issued $173 million aggregate amount of convertible preferred securities to the public. CERC Corp. accounts for CERC Trust as a wholly owned consolidated subsidiary. CERC Trust used the proceeds of the offering to purchase convertible junior subordinated debentures issued by CERC Corp. having an interest rate and maturity date that correspond to the distribution rate and mandatory redemption date of the convertible preferred securities. The convertible junior subordinated debentures represent CERC Trust's sole asset and its entire operations. CERC Corp. considers its obligation under the Amended and Restated Declaration of Trust, Indenture and Guaranty Agreement relating to the convertible preferred securities, taken together, to constitute a full and unconditional guarantee by CERC Corp. of CERC Trust's obligations with respect to the convertible preferred securities.

     The convertible preferred securities are mandatorily redeemable upon the repayment of the convertible junior subordinated debentures at their stated maturity or earlier redemption. Effective January 7, 2003, the convertible preferred securities are convertible at the option of the holder into $33.62 of cash and 2.34 shares of CenterPoint Energy common stock for each $50 of liquidation value. As of December 31, 2001 and 2002, $0.4 million liquidation amount of convertible preferred securities were outstanding. The securities, and their

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

underlying convertible junior subordinated debentures, bear interest at 6.25% and mature in June 2026. Subject to some limitations, CERC Corp. has the option of deferring payments of interest on the convertible junior subordinated debentures. During any deferral or event of default, CERC Corp. may not pay dividends on its common stock to CenterPoint Energy. As of December 31, 2002, no interest payments on the convertible junior subordinated debentures had been deferred.

8.  EMPLOYEE BENEFIT PLANS

  (a) PENSION PLANS

     Substantially all of CERC's employees participate in CenterPoint Energy's qualified non-contributory pension plan. Under the cash balance formula, participants accumulate a retirement benefit based upon 4% of eligible earnings and accrued interest. Prior to 1999, the pension plan accrued benefits based on years of service, final average pay and covered compensation. As a result, certain employees participating in the plan as of December 31, 1998 are eligible to receive the greater of the accrued benefit calculated under the prior plan through 2008 or the cash balance formula.

     CenterPoint Energy's funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. Pension expense is allocated to CERC based on covered employees. This calculation is intended to allocate pension costs in the same manner as a separate employer plan. Assets of the plan are not segregated or restricted by CenterPoint Energy's participating subsidiaries. Pension benefit was $21 million for the year ended December 31, 2000. CERC recognized pension expense of $1 million and $13 million for the years ended December 31, 2001 and 2002, respectively.

     In addition to the Plan, CERC participates in CenterPoint Energy's non-qualified pension plan, which allows participants to retain the benefits to which they would have been entitled under the qualified pension plan except for federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. The expense associated with the non-qualified pension plan was $13 million, $5 million and $2 million for the years ended December 31, 2000, 2001 and 2002, respectively.

     As of December 31, 2001, CenterPoint Energy allocated $94 million of pension assets, $40 million of non-qualified pension liabilities and $2 million minimum pension liabilities to CERC. As of December 31, 2002, CenterPoint Energy has not allocated such pension assets or liabilities to CERC. This change in method of allocation had no impact on pension expense recorded for the year ended December 31, 2002.

  (B) SAVINGS PLAN

     CERC participates in CenterPoint Energy's qualified savings plan, which includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the plan, participating employees may contribute a portion of their compensation, on a pre-tax or after-tax basis, generally up to a maximum of 16% of compensation. CenterPoint Energy matches 75% of the first 6% of each employee's compensation contributed. CenterPoint Energy may contribute an additional discretionary match of up to 50% of the first 6% of each employee's compensation contributed. These matching contributions are fully vested at all times. A substantial portion of the matching contribution is initially invested in CenterPoint Energy common stock. CenterPoint Energy allocates to CERC the savings plan benefit expense related to CERC's employees.

     Savings plan benefit expense was $18 million, $12 million and $17 million for the years ended December 31, 2000, 2001 and 2002, respectively.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (c) POSTRETIREMENT BENEFITS

     CERC employees participate in CenterPoint Energy's plans which provide certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective in early 1999, health care benefits for future retirees were changed to limit employer contributions for medical coverage. Such benefit costs are accrued over the active service period of employees.

     CERC is required to fund a portion of its obligations in accordance with rate orders. All other obligations are funded on a pay-as-you-go basis.

     The net postretirement benefit cost includes the following components:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                              2000       2001        2002
                                                              ----   -------------   ----
                                                                     (IN MILLIONS)
Service cost -- benefits earned during the period...........  $ 2         $ 2        $ 2
Interest cost on projected benefit obligation...............    9           9          9
Expected return on plan assets..............................   (1)         (1)        (2)
Net amortization............................................    1           2          2
                                                              ---         ---        ---
Net postretirement benefit cost.............................  $11         $12        $11
                                                              ===         ===        ===

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Following are reconciliations of CERC's beginning and ending balances of its postretirement benefit plans benefit obligation, plan assets and funded status for 2001 and 2002.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              2001    2002
                                                              -----   -----
                                                              (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year.......................  $ 130   $ 131
Service cost................................................      2       2
Interest cost...............................................      9       9
Benefits paid...............................................    (12)    (17)
Participant contributions...................................      2       3
Actuarial loss..............................................     --      27
                                                              -----   -----
Benefit obligation, end of year.............................  $ 131   $ 155
                                                              =====   =====
CHANGE IN PLAN ASSETS
Plan assets, beginning of year..............................  $  12   $  18
Benefits paid...............................................    (12)    (17)
Employer contributions......................................     17      16
Participant contributions...................................      2       3
Actual investment return....................................     (1)     (2)
                                                              -----   -----
Plan assets, end of year....................................  $  18   $  18
                                                              =====   =====
RECONCILIATION OF FUNDED STATUS
Funded status...............................................  $(113)  $(137)
Unrecognized prior service cost.............................     21      19
Unrecognized actuarial loss (gain)..........................    (10)     21
                                                              -----   -----
Net amount recognized at end of year........................  $(102)  $ (97)
                                                              =====   =====
ACTUARIAL ASSUMPTIONS
Discount rate...............................................   7.25%   6.75%
Expected long-term rate of return on assets.................    9.5%    9.0%

     For the year ended December 31, 2001, the assumed health care cost trend rates were 7.5% for participants under age 65 and 8.5% for participants age 65 and over. For the year ended December 31, 2002, the assumed health cost trend rate was increased to 12% for all participants. The health care cost trend rates decline by .75% annually to 5.5% by 2011.

     If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would increase by approximately 3.9%. The annual effect of the 1% increase on the total of the service and interest costs would be an increase of approximately 3.2%. If the health care cost trend rate assumptions were decreased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would decrease by approximately 3.9%. The annual effect of the 1% decrease on the total of the service and interest costs would be a decrease of 3.2%.

     CERC's postretirement obligation is presented as a liability in the Consolidated Balance Sheets under the caption Benefit Obligations.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (e) OTHER NON-QUALIFIED PLANS

     CERC participates in CenterPoint Energy's deferred compensation plans which permit eligible participants to elect each year to defer a percentage of that year's salary and up to 100% of that year's annual bonus. Employees may elect to receive an early distribution of their deferral plus interest after at least four years or any year, up to and including, their age 65 retirement year. In general, employees who attain the age of 60 during employment and participate in CenterPoint Energy's deferred compensation plans may elect to have their deferred compensation amounts repaid in (a) fifteen equal annual installments commencing at the later of age 65 or termination of employment or (b) a lump-sum distribution following termination of employment. Interest generally accrues on deferrals at a rate equal to the average Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the rate in effect for the plan year immediately prior to which a participant attains age 65. CERC recorded interest expense related to its deferred compensation obligation of $1 million each year for the years ended December 31, 2000, 2001 and 2002. The discounted deferred compensation obligation recorded by CERC was $14 million and $13 million as of December 31, 2001 and 2002, respectively.

  (e) OTHER EMPLOYEE MATTERS

     As of December 31, 2002, CERC employed 5,428 people. Of these employees, 1,552 are covered by collective bargaining agreements.

9.  INCOME TAXES

     The components of income from continuing operations before taxes are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                             ---------------------------
                                                             2000       2001        2002
                                                             ----   -------------   ----
                                                                    (IN MILLIONS)
United States..............................................  $176       $125        $208
Foreign....................................................    15         --          --
                                                             ----       ----        ----
  Income from continuing operations before income taxes....  $191       $125        $208
                                                             ====       ====        ====

     CERC's current and deferred components of income tax expense are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     2001     2002
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Current
  Federal...................................................  $  52    $  31    $  56
  State.....................................................      9       (3)       9
  Foreign...................................................      3       --       --
                                                              -----    -----    -----
     Total current..........................................     64       28       65
                                                              -----    -----    -----
Deferred
  Federal...................................................     24       29       12
  State.....................................................      1        1       11
  Foreign...................................................      4       --       --
                                                              -----    -----    -----
     Total deferred.........................................     29       30       23
                                                              -----    -----    -----
Income tax expense..........................................  $  93    $  58    $  88
                                                              =====    =====    =====

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     2001     2002
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Income from continuing operations before income taxes.......  $ 191    $ 125    $ 208
  Federal statutory rate....................................     35%      35%      35%
                                                              -----    -----    -----
Income tax expense at statutory rate........................     67       44       73
                                                              -----    -----    -----
Increase (decrease) in tax resulting from:
  Capital loss benefit......................................     --       --      (72)
  State income taxes, net of valuation allowances and
     federal income tax benefit(1)..........................      6       (1)      13
  Goodwill amortization.....................................     18       16       --
  Valuation allowance, capital loss.........................     --       --       72
  Other, net................................................      2       (1)       2
                                                              -----    -----    -----
     Total..................................................     26       14       15
                                                              -----    -----    -----
Income tax expense..........................................  $  93    $  58    $  88
                                                              =====    =====    =====
Effective Rate..............................................   48.7%    46.4%    42.2%

---------------

(1) Calculation of the accrual for state income taxes at the end of each year requires that CERC estimate the manner in which its income for that year will be allocated and/or apportioned among the various states in which it conducts business, where states have widely differing tax rules and rates. These allocation/apportionment factors change from year to year and the amount of taxes ultimately payable may differ from that estimated as a part of the accrual process. For these reasons, the amount of state income tax expense may vary significantly from year to year, even in the absence of significant changes to state income tax valuation allowances or changes in individual state income tax rates.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Following are CERC's tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases:

                                                              DECEMBER 31,
                                                              -------------
                                                              2001    2002
                                                              -----   -----
                                                              (IN MILLIONS)
Deferred tax assets:
  Current:
     Non-trading derivative liabilities, net................  $ 19    $ --
     Current portion of capital loss........................    --       8
     Allowance for doubtful accounts........................    15       9
                                                              ----    ----
       Total current deferred tax assets....................    34      17
  Non-current:
     Employee benefits......................................    70      79
     Operating and capital loss carryforwards...............    28      86
     Other..................................................    45      50
     Valuation allowance....................................   (15)    (83)
                                                              ----    ----
       Total non-current deferred tax assets................   128     132
                                                              ----    ----
       Total deferred tax assets............................   162     149
                                                              ----    ----
Deferred tax liabilities:
  Current:
     Non-trading derivative assets, net.....................    --       7
                                                              ----    ----
       Total current deferred tax liabilities...............    --       7
  Non-current:
     Depreciation...........................................   653     685
     Deferred gas costs.....................................    28       3
     Other..................................................    36      50
                                                              ----    ----
       Total non-current deferred tax liabilities...........   717     738
                                                              ----    ----
       Total deferred tax liabilities.......................   717     745
                                                              ----    ----
       Accumulated deferred income taxes, net...............  $555    $596
                                                              ====    ====

     Tax Attribute Carryforwards. At December 31, 2002, CERC had $7 million and $386 million of federal and state tax net operating loss carryforwards, respectively. The loss carryforwards are available to offset future respective federal and state taxable income through the year 2022.

     In conjunction with the Reliant Resources restructuring and spin-off, CERC realized a previously unrecorded capital loss attributable to the excess of the tax basis over the book carrying value in former subsidiaries sold to Reliant Resources. The tax benefit of this excess tax basis is recorded under SFAS No. 109 when realizable under the facts, such as a loss from a previously deferred taxable disposition that is triggered by a spin-off. This loss is a capital loss which may be used in the three taxable years preceding the year of the loss or the five taxable years following the year of the loss. Federal tax law only allows utilization of capital losses to offset capital gains. A valuation allowance is provided against 100% of the expected benefit due to the uncertainty in CERC's ability to generate capital gains during the utilization period.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The valuation allowance reflects a net decrease of $33 million in 2001 and a net increase of $68 million in 2002. These net changes resulted from a reassessment of CERC's future ability to use federal capital loss carryforwards and state tax net operating loss carryforwards.

     Tax Refund Case. In December 2000, CERC received a refund from the IRS of $32 million in taxes and interest following an audit of its tax returns and refund claims for the 1979 through 1993 tax years. Interest of $26 million related to the period prior to the acquisition of CERC by CenterPoint Energy was recorded as a reduction of goodwill. The income statement effect of $4 million (after-tax) was recorded in CERC's Statements of Consolidated Income in 2000. All of CERC Corp.'s consolidated federal income tax returns for tax years ending on or prior to the date of CenterPoint Energy's acquisition of RERC have been audited and settled.

10.  COMMITMENTS AND CONTINGENCIES

  (a) ENVIRONMENTAL CAPITAL COMMITMENTS

     CERC has various commitments for capital and environmental expenditures. CERC anticipates no significant capital and other special project expenditures between 2003 and 2007 for environmental compliance.

  (b) Lease Commitments

     The following table sets forth information concerning CERC's obligations under non-cancelable long-term operating leases, principally consisting of rental agreements for building space, data processing equipment and vehicles, including major work equipment (in millions):

2003........................................................   $ 15
2004........................................................     12
2005........................................................     10
2006........................................................      8
2007........................................................      7
2008 and beyond.............................................     74
                                                               ----
          Total.............................................   $126
                                                               ====

     Total rental expense for all operating leases was $33 million, $31 million and $27 million in 2000, 2001 and 2002, respectively.

  (c) Environmental Matters

     Hydrocarbon Contamination. On August 24, 2001, 37 plaintiffs filed suit against Reliant Energy Gas Transmission Company (REGT), Reliant Energy Pipeline Services, Inc., RERC Corp., RES, other Reliant Energy entities and third parties, in the 1st Judicial District Court, Caddo Parish, Louisiana. The petition has now been supplemented seven times. As of November 21, 2002, there were 695 plaintiffs, a majority of whom are Louisiana residents. In addition to the Reliant Energy entities, the plaintiffs have sued the State of Louisiana through its Department of Environmental Quality, several individuals, some of whom are present employees of the State of Louisiana, the Bayou South Gas Gathering Company, L.L.C., Martin Timber Company, Inc., and several trusts. Additionally on April 4, 2002, two plaintiffs filed a separate suit with identical allegations against the same parties in the same court. More recently, on January 6, 2003, two other plaintiffs filed a third suit of similar allegations against CenterPoint Energy, as well as other defendants, in Bossier Parish (26th Judicial District Court).

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The suits allege that, at some unspecified date prior to 1985, the defendants allowed or caused hydrocarbon or chemical contamination of the Wilcox Aquifer, which lies beneath property owned or leased by certain of the defendants and which is the sole or primary drinking water aquifer in the area. The primary source of the contamination is alleged by the plaintiffs to be a gas processing facility in Haughton, Bossier Parish, Louisiana known as the "Sligo Facility." This facility was purportedly used for gathering natural gas from surrounding wells, separating gasoline and hydrocarbons from the natural gas for marketing, and transmission of natural gas for distribution. This site was originally leased and operated by predecessors of REGT in the late 1940s and was operated until Arkansas Louisiana Gas Company ceased operations of the plant in the late 1970s.

     Beginning about 1985, the predecessors of certain Reliant Energy defendants engaged in a voluntary remediation of any subsurface contamination of the groundwater below the property they own or lease. This work has been done in conjunction with and under the direction of the Louisiana Department of Environmental Quality. The plaintiffs seek monetary damages for alleged damage to the aquifer underlying their property, unspecified alleged personal injuries, alleged fear of cancer, alleged property damage or diminution of value of their property, and, in addition, seek damages for trespass, punitive, and exemplary damages. The quantity of monetary damages sought is unspecified. As of December 31, 2002, CERC is unable to estimate the monetary damages, if any, that the plaintiffs may be awarded in these matters.

     Manufactured Gas Plant Sites. CERC and its predecessors operated manufactured gas plants (MGP) in the past. In Minnesota, remediation has been completed on two sites, other than ongoing monitoring and water treatment. There are five remaining sites in our Minnesota service territory, two of which CERC believes were neither owned nor operated by CERC, and for which CERC believes it has no liability.

     At December 31, 2001 and 2002, CERC had accrued $23 million and $19 million, respectively, for remediation of the Minnesota sites. At December 31, 2002, the estimated range of possible remediation costs was $8 million to $44 million based on remediation continuing for 30 to 50 years. The cost estimates are based on studies of a site or industry average costs for remediation of sites of similar size. The actual remediation costs will be dependent upon the number of sites to be remediated, the participation of other potentially responsible parties (PRP), if any, and the remediation methods used. CERC has an environmental expense tracker mechanism in its rates in Minnesota. CERC has collected $12 million at December 31, 2002 to be used for future environmental remediation.

     CERC has received notices from the United States Environmental Protection Agency and others regarding its status as a PRP for sites in other states. Based on current information, CERC has not been able to quantify a range of environmental expenditures for potential remediation expenditures with respect to other MGP sites.

     Mercury Contamination. CERC's pipeline and distribution operations have in the past employed elemental mercury in measuring and regulating equipment. It is possible that small amounts of mercury may have been spilled in the course of normal maintenance and replacement operations and that these spills may have contaminated the immediate area with elemental mercury. This type of contamination has been found by CERC at some sites in the past, and CERC has conducted remediation at these sites. It is possible that other contaminated sites may exist and that remediation costs may be incurred for these sites. Although the total amount of these costs cannot be known at this time, based on experience by CERC and that of others in the natural gas industry to date and on the current regulations regarding remediation of these sites, CERC believes that the costs of any remediation of these sites will not be material to CERC's financial condition, results of operations or cash flows.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Other Environmental. From time to time CERC has received notices from regulatory authorities or others regarding its status as a PRP in connection with sites found to require remediation due to the presence of environmental contaminants. Considering the information currently known about such sites and the involvement of CERC in activities at these sites, CERC does not believe that these matters will have a material adverse effect on CERC's financial position, results of operations or cash flows.

 Department of Transportation

     In December 2002, Congress enacted the Pipeline Safety Improvement Act of 2002. This legislation applies to CERC's interstate pipelines as well as its intra-state pipelines and local distribution companies. The legislation imposes several requirements related to ensuring pipeline safety and integrity. It requires companies to assess the integrity of their pipeline transmission and distribution facilities in areas of high population concentration and further requires companies to perform remediation activities, in accordance with the requirements of the legislation, over a 10-year period.

     In January 2003, the U.S. Department of Transportation published a notice of proposed rulemaking to implement provisions of the legislation. The Department of Transportation is expected to issue final rules by the end of 2003.

     While CERC anticipates that increased capital and operating expenses will be required to comply with the requirements of the legislation, it will not be able to quantify the level of spending required until the Department of Transportation's final rules are issued.

  (d) OTHER LEGAL MATTERS

     Natural Gas Measurement Lawsuits. In 1997, a suit was filed under the Federal False Claims Act against RERC Corp. (now CERC Corp.) and certain of its subsidiaries alleging mismeasurement of natural gas produced from federal and Indian lands. The suit seeks undisclosed damages, along with statutory penalties, interest, costs, and fees. The complaint is part of a larger series of complaints filed against 77 natural gas pipelines and their subsidiaries and affiliates. An earlier single action making substantially similar allegations against the pipelines was dismissed by the federal district court for the District of Columbia on grounds of improper joinder and lack of jurisdiction. As a result, the various individual complaints were filed in numerous courts throughout the country. This case has been consolidated, together with the other similar False Claims Act cases, in the federal district court in Cheyenne, Wyoming.

     In addition, CERC Corp., CenterPoint Energy Gas Transmission Company, CenterPoint Energy Field Services, Inc. and CenterPoint Energy-Mississippi River Transmission Corporation are defendants in a class action filed in May 1999 against approximately 245 pipeline companies and their affiliates. The plaintiffs in the case purport to represent a class of natural gas producers and fee royalty owners who allege that they have been subject to systematic gas mismeasurement by the defendants for more than 25 years. The plaintiffs seek compensatory damages, along with statutory penalties, treble damages, interest, costs and fees. The action is currently pending in state court in Stevens County, Kansas. Motions to dismiss and class certification issues have been briefed and argued.

     City of Tyler, Texas, Gas Costs Review. By letter to Entex dated July 31, 2002, the City of Tyler, Texas, forwarded various computations of what it believes to be excessive costs ranging from $2.8 million to $39.2 million for gas purchased by Entex for resale to residential and small commercial customers in that city under supply agreements in effect since 1992. Entex's gas costs for its Tyler system are recovered from customers pursuant to tariffs approved by the city and filed with both the city and the Railroad Commission of Texas (the Railroad Commission). Pursuant to an agreement, on January 29, 2003, Entex and the city filed a Joint Petition for Review of Charges for Gas Sales (Joint Petition) with the Railroad Commission. The Joint

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Petition requests that the Railroad Commission determine whether Entex has properly and lawfully charged and collected for gas service to its residential and commercial customers in its Tyler distribution system for the period beginning November 1, 1992, and ending October 31, 2002. The Company believes that all costs for Entex's Tyler distribution system have been properly included and recovered from customers pursuant to Entex's filed tariffs and that the city has no legal or factual support for the statements made in its letter.

     Gas Recovery Suits. In October 2002, a suit was filed in state district court in Wharton County, Texas, against CenterPoint Energy, CERC, Entex Gas Marketing Company, and others alleging fraud, violations of the Texas Deceptive Trade Practices Act, violations of the Texas Utility Code, civil conspiracy and violations of the Texas Free Enterprise and Antitrust Act. The plaintiffs seek class certification, but no class has been certified. The plaintiffs allege that defendants inflated the prices charged to residential and small commercial consumers of natural gas. In February 2003, a similar suit was filed against CERC in state court in Caddo Parish, Louisiana purportedly on behalf of a class of residential or business customers in Louisiana who allegedly have been overcharged for gas or gas service provided by CERC. The plaintiffs in both cases seek restitution for alleged overcharges, exemplary damages and penalties. CERC denies that it has overcharged any of its customers for natural gas and believes that the amounts recovered for purchased gas have been in accordance with what is permitted by state regulatory authorities.

     Other Proceedings. CERC is involved in other proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. Management currently believes that the disposition of these matters will not have a material adverse effect on CERC's financial position, results of operations or cash flows.

11.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of cash and cash equivalents, investments in debt and equity securities classified as "available-for-sale" and "trading" in accordance with SFAS No. 115, and short-term borrowings are estimated to be equivalent to carrying amounts and have been excluded from the table below. The fair values of non-trading derivative assets and liabilities are recognized in the Consolidated Balance Sheets at December 31, 2001 and 2002 (see Note 5). Therefore, these financial instruments are stated at fair value and are excluded from the table below:

                                                              DECEMBER 31, 2001
                                                              -----------------
                                                              CARRYING    FAIR
                                                               AMOUNT    VALUE
                                                              --------   ------
                                                                (IN MILLIONS)
Financial liabilities:
  Long-term debt (excluding capital leases).................   $1,968    $1,988
  Trust preferred securities................................        1         1

                                                              DECEMBER 31, 2002
                                                              -----------------
                                                              CARRYING    FAIR
                                                               AMOUNT    VALUE
                                                              --------   ------
                                                                (IN MILLIONS)
Financial liabilities:
  Long-term debt (excluding capital leases).................   $1,959    $2,069
  Trust preferred securities................................        1        --

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  UNAUDITED QUARTERLY INFORMATION

     Summarized quarterly financial data is as follows:

                                                    YEAR ENDED DECEMBER 31, 2001
                                   ---------------------------------------------------------------
                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
                                                            (IN MILLIONS)
Revenues.........................     $2,423            $960            $669            $  992
Operating income.................        174             (16)              5               103
Net income (loss)................         80             (34)            (27)               48

                                                    YEAR ENDED DECEMBER 31, 2002
                                   ---------------------------------------------------------------
                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
                                                            (IN MILLIONS)
Revenues.........................     $1,242            $868            $737            $1,361
Operating income.................        143              48              37               125
Net income (loss)................         69               8              (5)               48

13.  REPORTABLE SEGMENTS

     Because CERC Corp. is a wholly owned subsidiary of CenterPoint Energy, CERC's determination of reportable segments considers the strategic operating units under which CenterPoint Energy manages sales, allocates resources and assesses performance of various products and services to wholesale or retail customers in differing regulatory environments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that some executive benefit costs have not been allocated to segments. Reportable business segments from previous years have been restated to conform to the 2002 presentation. CERC accounts for intersegment sales as if the sales were to third parties, that is, at current market prices.

     Beginning in the first quarter of 2002, CERC began to evaluate performance on an earnings (loss) before interest expense, distribution on trust preferred securities and income taxes (EBIT) basis. Prior to 2002, CERC evaluated performance on the basis of operating income. EBIT, as defined, is shown because it is a measure CERC uses to evaluate the performance of its business segments and CERC believes it is a measure of financial performance that may be used as a means to analyze and compare companies on the basis of operating performance. CERC expects that some analysts and investors will want to review EBIT when evaluating CERC. EBIT is not defined under accounting principles generally accepted in the United States (GAAP), should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income from operations as determined under GAAP. Additionally, CERC's computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate it in the same fashion.

     CERC's reportable business segments include the following: Natural Gas Distribution, Pipelines and Gathering, Wholesale Energy and Other Operations. Natural Gas Distribution consists of intrastate natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers, and some non-rate regulated retail gas marketing operations. Pipelines and Gathering includes the interstate natural gas pipeline operations and natural gas gathering and pipeline services. Reliant Energy Services was previously reported within the Wholesale Energy segment. Other Operations includes unallocated general corporate expenses and non-operating investments. During 2000, Reliant Energy transferred RERC's non-rate regulated retail gas marketing from Other Operations to Natural Gas Distribution and RERC's natural gas gathering business from Wholesale Energy to Pipelines and Gathering. On December 31, 2000, RERC Corp. transferred all of the outstanding stock of RESI, Arkla Finance and RE Europe Trading, all wholly owned subsidiaries of

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RERC Corp., to Reliant Resources. Also, on December 31, 2000, a wholly owned subsidiary of Reliant Resources merged with and into Reliant Energy Services, a wholly owned subsidiary of RERC Corp., with Reliant Energy Services as the surviving corporation. As a result of the Merger, Reliant Energy Services became a wholly owned subsidiary of Reliant Resources. Reportable segments from previous years have been restated to conform to the 2002 presentation. All of CERC's long-lived assets are in the United States.

     Financial data for business segments and products and services are as follows:

                                 NATURAL GAS    PIPELINES AND   WHOLESALE     OTHER      RECONCILING     SALES TO
                                 DISTRIBUTION     GATHERING      ENERGY     OPERATIONS   ELIMINATIONS   AFFILIATES   CONSOLIDATED
                                 ------------   -------------   ---------   ----------   ------------   ----------   ------------
                                                                          (IN MILLIONS)
AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 2000:
Revenues from external
  customers(1).................     $4,445         $  182        $1,729        $  1         $  --          $--          $6,357
Intersegment revenues..........         34            202           579          --          (815)          --              --
Depreciation and
  amortization.................        145             55            11           3            --           --             214
EBIT...........................        125            137           106         (30)           (4)          --             334
Total assets...................      4,518          2,358            --         448          (748)          --           6,576
Expenditures for long-lived
  assets.......................        195             61            27           8            --           --             291
AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 2001:
Revenues from external
  customers(1).................      4,737            307            --          --            --           --           5,044
Intersegment revenues..........          5            108            --          --          (113)          --              --
Depreciation and
  amortization.................        147             58            --           2            --           --             207
EBIT...........................        149            138            --           3           (10)          --             280
Total assets...................      3,732          2,361            --         101          (202)          --           5,992
Expenditures for long-lived
  assets.......................        209             54            --          --            --           --             263
AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 2002:
Revenues from external
  customers(1).................      3,927            253            --          --            --           28           4,208
Intersegment revenues..........          7            119            --          --          (126)          --              --
Depreciation and
  amortization.................        126             41            --          --            --           --             167
EBIT...........................        210            158            --           6           (13)          --             361
Total assets...................      4,051          2,481            --         206          (752)          --           5,986
Expenditures for long-lived
  assets.......................        196             70            --          --            --           --             266

---------------

(1) Included in revenues from external customers are revenues from sales to Reliant Resources, a former affiliate, of $816 million, $181 million and $42 million for the years ended December 31, 2000, 2001 and 2002, respectively.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
RECONCILIATION OF OPERATING INCOME TO EBIT AND EBIT TO NET
  INCOME:
Operating income...........................................  $  332   $  266   $  353
Other, net.................................................       2       14        8
                                                             ------   ------   ------
  EBIT.....................................................     334      280      361
Interest expense and other charges.........................    (143)    (155)    (153)
Income taxes...............................................     (93)     (58)     (88)
Loss from discontinued operations..........................     (24)      --       --
                                                             ------   ------   ------
  Net income...............................................  $   74   $   67   $  120
                                                             ======   ======   ======
REVENUES BY PRODUCTS AND SERVICES:
Retail gas sales...........................................  $4,358   $4,645   $3,857
Wholesale energy and energy related sales..................   1,729       --       --
Gas transport..............................................     182      307      255
Energy products and services...............................      88       92       96
                                                             ------   ------   ------
  Total....................................................  $6,357   $5,044   $4,208
                                                             ======   ======   ======
REVENUES BY GEOGRAPHIC AREAS
U.S. ......................................................  $6,339   $5,044   $4,208
Canada.....................................................      18       --       --
                                                             ------   ------   ------
  Total....................................................  $6,357   $5,044   $4,208
                                                             ======   ======   ======

14.  DISCONTINUED OPERATIONS

     As discussed in Note 2, on December 31, 2000, CERC transferred all of the outstanding stock of RE Europe Trading to Reliant Resources. As a result of the transfer, CERC is reporting the results of RE Europe Trading as discontinued operations for all periods presented in CERC's consolidated financial statements in accordance with APB Opinion No. 30. Below is a table of the operating results of RE Europe Trading for the year ended December 31, 2000.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 2000
                                                               -----------------
                                                                 (IN MILLIONS)
Revenues....................................................         $ 37
Operating expenses..........................................           61
                                                                     ----
Operating loss..............................................          (24)
                                                                     ----
Net loss....................................................         $(24)
                                                                     ====

     In addition to RE Europe Trading, in 2000 CERC transferred its interests in Reliant Energy Services, RESI and Arkla Finance to Reliant Resources as described in Note 2. The transfer of these operations did not result in the disposal of a segment of business as defined under APB No. 30. Revenues for these operations were $2 billion for 2000. Operations of Reliant Energy Services, RESI and Arkla Finance had net income of $28 million in 2000.

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  GUARANTOR DISCLOSURES

     CenterPoint Energy Gas Resources Corp., CenterPoint Energy Gas Marketing Company and other wholly owned subsidiaries of CERC Corp. provide comprehensive natural gas sales and services to industrial and commercial customers who are primarily located within or near the territories served by the Company's pipelines and distribution subsidiaries. In order to hedge their exposure to natural gas prices, these CERC Corp. subsidiaries have entered standard purchase and sale agreements with various counterparties. CenterPoint Energy and CERC Corp. have guaranteed the payment obligations of these subsidiaries under certain of these agreements, typically for one-year terms. As of December 31, 2002, CenterPoint Energy had delivered 14 such guarantees with an aggregate maximum potential exposure of $133.5 million and an aggregate carrying amount of $12.1 million. As of December 31, 2002, CERC Corp. had delivered 43 such guarantees with an aggregate maximum potential exposure of $410 million and an aggregate carrying amount of $53.7 million.

     CenterPoint Energy has delivered a guarantee in favor of the Tennessee Board for Licensing Contractors to support the contracting activities of CenterPoint Energy Pipeline Services, Inc. in Tennessee. The term of this guarantee runs with the two-year license granted by the Tennessee Board and provides for a maximum potential exposure of $15 million.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of CenterPoint Energy Resources Corp.:

     We have audited the accompanying consolidated balance sheets of CenterPoint Energy Resources Corp., formerly Reliant Energy Resources Corp., and its subsidiaries (CERC) as of December 31, 2001 and 2002, and the related consolidated statements of income, comprehensive income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and the financial statement schedule are the responsibility of CERC's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CERC at December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 3(d) to the consolidated financial statements, on January 1, 2002, CERC changed its method of accounting for goodwill and certain intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 2003
(June 16, 2003 as to the "Certain Reclassifications" described in Note 1)